Exhibit j


                         INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Post Effective Amendment No. 25 to Registration Statement No. 2-87509 of CitiFunds Tax Free Reserves and Tax Free Reserves Portfolio of our reports each dated October 4, 1999, appearing in the annual reports to shareholders for the year ended August 31, 1999 and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Accountants and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.



Deloitte & Touche LLP

Boston, Massachusetts
May 2, 2000